Exhibit 10.1

FORM OF REPURCHASE AGREEMENT

This Repurchase Agreement (this “Agreement”) is made and entered into as of [●], 2024 by and between Inseego Corp., a Delaware corporation (the “Company”), and the entity set forth on Schedule A hereto (the “Noteholder”). The Company and the Noteholder are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Company currently has outstanding approximately $161.9 million aggregate principal amount of its 3.25% Convertible Senior Notes due 2025 (the “Notes”) issued pursuant to that certain First Supplemental Indenture, dated as of May 12, 2020 (the “Supplemental Indenture”), to the Indenture, dated as of May 12, 2020 (the “Base Indenture” and, as amended, modified and supplemented by the Supplemental Indenture, the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), which Notes are convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the terms of the Indenture;

WHEREAS, the Noteholder currently holds $[●] in aggregate principal amount of the Notes (the “Repurchased Notes”); and

WHEREAS, the Company and the Noteholder have agreed to enter into this Agreement pursuant to which Noteholder will sell to the Company, and the Company will repurchase from the Noteholder, the Repurchased Notes for an amount of cash equal to the Purchase Price (defined below).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the Parties hereby agree as follows:

SECTION 1.     Sale of Notes.

1.1 The Sale. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below) the Company shall purchase from the Noteholder, and the Noteholder shall sell, assign, transfer and deliver to the Company, all of the Noteholder’s right, title and interest in and to all of the Repurchased Notes free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, option, or other adverse claim thereto (a “Lien”), against payment to the Noteholder, which shall be in full satisfaction of all obligations of the Company under the Repurchased Notes, of an amount of cash equal to $[●] (the “Purchase Price”), as calculated on Schedule A hereto.

1.2 Closing. The closing of the transaction contemplated hereunder (the “Closing”) shall take place on July 1, 2024, or such other date as may be agreed by the Company and the Noteholder (the “Closing Date”), provided that the representations and warranties made by the Company in Section 2 of this Agreement and by the Noteholder in Section 3 of this Agreement are true and correct on the Closing Date as if made on the Closing Date. At the Closing, (a) the Company shall pay to the Noteholder, by wire transfer of immediately available funds to such account or accounts as designated by the Noteholder at least one (1) business day prior to the Closing, the Purchase Price payable to the Noteholder as described in Section 1.1 of this Agreement, (b) the Company shall pay to the Noteholder’s counsel, Paul, Weiss, Rifkind, Wharton and Garrison LLP, by wire transfer of immediately available funds to such account or accounts as designated by the such counsel at least one (1) business day prior to the Closing, such counsel’s reasonable and documented fees and expenses incurred in connection with the Noteholder’s Repurchased Notes and the preparation, negotiation, execution and delivery of this Agreement and the transactions contemplated thereby, and (c) the Noteholder shall effect by book entry, in accordance with the applicable procedures of The Depository Trust Company, the delivery to the Company (or the Trustee or the Company’s designee) of all of the Repurchased Notes and all other documents and instruments reasonably requested by the Company or the Trustee to effect the transfer of the Repurchased Notes to the Company.

SECTION 2.     Representations and Warranties of the Company. As a material inducement to the Noteholder to enter into this Agreement, the Company hereby represents and warrants to the Noteholder that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

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2.1 Organization, Corporate Power and Licenses. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

2.2 Authorization; No Breach. The execution, delivery and performance of this Agreement has been duly authorized by the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity and there is no litigation challenging the enforceability of this Agreement in accordance with its terms. The execution and delivery by the Company of this Agreement and the repurchase of the Repurchased Notes by the Company in accordance with the terms of this Agreement does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, (ii) result in a violation of, or (iii)  require any authorization, consent, approval, exemption, order, license, registration, or other action by or notice or declaration to, or filing with (other than any required filings with the Securities and Exchange Commission), any third party or any court or administrative, regulatory or governmental body or agency pursuant to, (A) the Company’s certificate of incorporation or bylaws, or (B) any law, statute, rule or regulation to which the Company is subject, or any material agreement, instrument, order, judgment or decree to which the Company is subject.

2.3 Investment Company Act. The Company is not and, after giving effect to the transactions contemplated by this Repurchase Agreement, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

SECTION 3.     Representations and Warranties of the Noteholder. As a material inducement to the Company to enter into this Agreement, the Noteholder hereby represents and warrants to the Company that the following statements are complete and accurate as of the date of this Agreement and will be complete and accurate as of the Closing Date:

3.1 Organization; Power. The Noteholder is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdictions of organization. The Noteholder possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

3.2 Authorization; No Breach. The execution, delivery and performance of this Agreement has been duly authorized by the Noteholder. This Agreement has been duly executed and delivered by the Noteholder and constitutes the legal, valid, and binding obligation of the Noteholder, enforceable against the Noteholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity and there is no litigation challenging the enforceability of this Agreement in accordance with its terms. The execution and delivery by the Noteholder of this Agreement and the sale of the Notes by the Noteholder in accordance with the terms of this Agreement, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) result in a violation of, or (iii) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to (A) the Noteholder’s organizational documents or (B) any law, statute, rule or regulation to which the Noteholder is subject, or any material agreement, instrument, order, judgment or decree to which the Noteholder is subject.

3.3 Ownership. The Noteholder is the beneficial owner of the Repurchased Notes.

3.4 Full Satisfaction of Obligations under the Repurchased Notes. The Noteholder acknowledges that upon receipt of the Purchase Price, the obligations of the Company to the Noteholder under the Repurchased Notes have been satisfied in full and no accrued and unpaid interest shall be payable on such Repurchased Notes to the Noteholder.

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3.5 Broker’s Fees. Neither the Noteholder nor any of its officers or directors has retained or authorized any investment banker, broker, finder or other intermediary to act on behalf of the Noteholder or incurred any liability for any banker’s, broker’s or finder’s fees or commissions in connection with the transactions contemplated by this Agreement whose fees would be payable by the Company.

SECTION 4.     Other Agreements.

4.1 The Release Time. Prior to or concurrently with the Closing, the Company shall file a Current Report on Form 8-K reporting the transactions contemplated by this Agreement, and including any material non-public information provided to Noteholder under the Confidentiality Agreement, dated as of March 12, 2024, by and between the Company and the Highbridge Capital Management, LLC, in the form required by the Securities Exchange Act of 1934, as amended.

4.2 Survival of Representations and Warranties. The representations and warranties set forth in Sections 2 and 3 of this Agreement and the Schedules attached hereto shall survive for a period of one year after the Closing Date.

4.3 Further Assurances. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request.

SECTION 5.     Termination.

5.1 Conditions of Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parties;

(b) by the Company if there has been a material misrepresentation, material breach of warranty by the Noteholder in the representations and warranties set forth in this Agreement; and

(c) by the Noteholder if there has been a material misrepresentation, material breach of warranty by the Company in the representations and warranties set forth in this Agreement.

SECTION 6.     Miscellaneous.

6.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.2 Counterparts. This Agreement may be executed simultaneously in separate counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement binding on the parties hereto.

6.3 Entire Agreement. This Agreement, the agreements and documents referred to herein and that certain letter agreement between the Parties entered into as of the date hereof, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

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6.4 Costs and Expenses. Except as provided by Section 1.2(b), the Noteholder and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.

6.5 Governing Law; Submission to Jurisdiction. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York, without giving effect to any choice of law rules or conflict of law rules or provisions (whether of the State of New York or any other jurisdictions) to the extent such rules would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.6 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile or seven days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and the Noteholder at the addresses set forth under the Parties’ name and signature below:

[Signature Pages Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

INSEEGO CORP.

___________________________________

Name:

Title:

Address:

[Signature Page to Repurchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

[NAME OF NOTEHOLDER]

___________________________________

Name:

Title:

Address:

[Signature Page to Repurchase Agreement]

SCHEDULE A

Noteholder	Principal (A)	Purchase Price as % of Par (B)	Purchase Price for Principal (A x B)	Accrued Interest (C)*	Total Purchase Price (A x B + C)*

[●]	$[●]	70%	$[●]	$[●]	$[●]

* Assumes the Closing Date is July 1, 2024; additional interest will be added if Closing occurs after that date.